Exhibit 99.1

FOR IMMEDIATE RELEASE
October 21, 2020

FOR ADDITIONAL INFORMATION, PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT, AND C.E.O., COMMUNITY TRUST BANCORP, INC. AT (606) 437-3294

Pikeville, Kentucky:

COMMUNITY TRUST BANCORP, INC. REPORTS EARNINGS FOR THE THIRD QUARTER 2020

Earnings Summary
(in thousands except per share data)	3Q 2020	2Q 2020	3Q 2019	9 Months 2020	9 Months 2019
Net income	$17,447	$19,652	$15,269	$43,678	$48,532
Earnings per share	$0.98	$1.11	$0.86	$2.46	$2.74
Earnings per share - diluted	$0.98	$1.11	$0.86	$2.46	$2.74

Return on average assets	1.38%	1.63%	1.40%	1.23%	1.50%
Return on average equity	10.81%	12.66%	10.02%	9.26%	11.01%
Efficiency ratio	55.99%	55.17%	60.89%	56.72%	61.32%
Tangible common equity	11.68%	11.42%	12.64%

Dividends declared per share	$0.385	$0.380	$0.380	$1.145	$1.100
Book value per share	$36.20	$35.51	$34.06

Weighted average shares	17,746	17,739	17,726	17,746	17,720
Weighted average shares - diluted	17,752	17,742	17,743	17,753	17,733

Community Trust Bancorp, Inc. (NASDAQ-CTBI) reports earnings for the third quarter 2020 of $17.4 million, or $0.98 per basic share, compared to $19.7 million, or $1.11 per basic share, earned during the second quarter 2020 and $15.3 million, or $0.86 per basic share, earned during the third quarter 2019.  Year-to-date earnings for the nine months ended September 30, 2020 were $43.7 million, or $2.46 per basic share, compared to $48.5 million, or $2.74 per basic share, for the nine months ended September 30, 2019.

3rd Quarter 2020 Highlights

❖	Net interest income for the quarter of $37.7 million was $0.8 million, or 2.0%, below prior quarter but $1.2 million, or 3.2%, above third quarter 2019.

❖
Provision for credit losses for the quarter ended September 30, 2020 increased $2.5 million from prior quarter and $1.2 million from prior year same quarter.  The increase in provision resulted from management’s decision to increase the qualitative factors in our allowance model due to uncertainty caused by the CARES Act deferrals.

❖	Our loan portfolio increased $19.1 million, an annualized 2.2%, during the quarter and $343.1 million, or 10.7%, from September 30, 2019.

❖
Net loan charge-offs for the quarter ended September 30, 2020 decreased to $1.1 million, or 0.12% of average loans annualized, compared to $2.8 million, or 0.32%, experienced for the second quarter 2020 and $1.4 million, or 0.18%, for the third quarter 2019.

❖
Nonperforming loans at $29.9 million decreased $6.3 million from June 30, 2020 and $1.6 million from September 30, 2019.  Nonperforming assets at $45.5 million decreased $8.4 million from June 30, 2020 and $5.8 million from September 30, 2019.

❖	Deposits, including repurchase agreements, decreased $6.3 million, an annualized 0.6%, during the quarter but increased $643.7 million, or 17.8%, from September 30, 2019.

❖
Noninterest income for the quarter ended September 30, 2020 of $14.9 million was a $2.0 million, or 15.8%, increase from prior quarter and a $2.5 million, or 20.3%, increase from prior year same quarter.

❖	Noninterest expense for the quarter ended September 30, 2020 of $29.5 million increased $1.6 million, or 5.6%, from prior quarter, but decreased $0.4 million, or 1.4%, from prior year same quarter.

COVID-19

We continue working through the COVID-19 pandemic.  Through September 30, 2020, we have approved 3,274 CARES Act loan deferrals totaling $716 million, consisting of 829 commercial loan deferrals totaling $621 million, 500 residential loan deferrals totaling $60 million, and 1,945 consumer loan deferrals totaling $36 million, in addition to 73 serviced loan deferrals, pursuant to Freddie Mac guidelines, totaling $9.2 million.  We also had 189 customers who had previously received CARES Act loan deferrals that have requested payment deferral for a second time.  Those deferrals total $211 million.  Five customers have requested payment deferral for a third time.  Those deferrals total $1 million.  These loan deferrals and modifications have been executed consistent with the guidelines of the CARES Act.  Pursuant to the CARES Act, these loan deferrals are not included in our nonperforming loans disclosed below.  Please see below for further detail regarding the types of deferrals received and the repayment status of those loans.

CARES Act Loan Deferral Status

	Deferrals
	One Time		Two Times		Three Times		Resumed Payments
(dollars in thousands)	Number	Amount	Number	Amount	Number	Amount	Number	Amount
Commercial	829	$620,509	125	$203,431	4	$1,365	617	$435,296
Mortgage	500	59,660	59	7,026	1	27	290	37,778
Consumer	1,945	35,629	5	81	0	0	1,646	31,171
	3,274	$715,798	189	$210,538	5	$1,392	2,553	$504,245

Also, we have continued participating in the Paycheck Protection Program (PPP) stemming from the CARES Act passed by Congress as a stimulus response to the potential economic impacts of COVID-19.  As of September 30, 2020, we have closed 2,962 PPP loans totaling $277.0 million.  Of these, 2,817 are under $350 thousand, 132 are between $350 thousand and $2.0 million, and 13 are over $2.0 million.  The PPP program expired on August 8, 2020, and no additional loans may be made under the program.  Loan forgiveness began in August 2020.  In October 2020, the U.S. Small Business Administration (SBA) released an updated loan forgiveness application for PPP loans of $50,000 or less.  We currently have 2,031 PPP loans totaling $37.7 million that fall within this category.  We have begun the application process; however, the timing regarding SBA forgiveness remains a significant unknown.

Net Interest Income

Net interest income for the quarter of $37.7 million was a decrease of $0.8 million, or 2.0%, from second quarter 2020 but an increase of $1.2 million, or 3.2%, from third quarter 2019.  Our net interest margin at 3.16% decreased 25 basis points from prior quarter and 43 basis points from prior year same quarter, while our average earning assets increased $209.2 million and $707.5 million, respectively, during those same periods.  Our yield on average earning assets decreased 32 basis points from prior quarter and 95 basis points from prior year same quarter, and our cost of funds decreased 12 basis points from prior quarter and 72 basis points from prior year same quarter.  We continue to experience pressure on our net interest margin driven by reductions in rates by the Federal Reserve during the first half of 2020 in response to the COVID 19 pandemic.  The net interest margin was negatively impacted primarily by the repricing of interest-bearing assets exceeding that of interest-bearing liabilities in the current low rate environment (14 basis points) and also, by an adjustment for recognition of fee income on our Small Business Administration Paycheck Protection Program loans (11 basis points).

Our ratio of average loans to deposits, including repurchase agreements, was 82.8% for the quarter ended September 30, 2020 compared to 84.5% for the quarter ended June 30, 2020 and 88.1% for the quarter ended September 30, 2019.  Year-to-date net interest income for the nine months ended September 30, 2020 was $112.4 million compared to $108.5 million for the nine months ended September 30, 2019.

Noninterest Income

Noninterest income for the quarter ended September 30, 2020 of $14.9 million was a $2.0 million, or 15.8%, increase from prior quarter and a $2.5 million, or 20.3%, increase from prior year same quarter.  The increase in noninterest income from prior quarter was primarily the result of increases in deposit service charges ($1.3 million), gains on sales of loans ($0.7 million), and loan related fees ($0.6 million), partially offset by a decline in securities gains ($0.8 million).  The increase from prior year same quarter resulted from increases in gains on sales of loans ($2.0 million) and loan related fees ($0.8 million), partially offset by a decline in deposit service charges ($0.6 million).  The increase in gains on sales of loans is the result of the increased loan volume discussed in the Balance Sheet Review section below.  The increase in loan related fees is due to fluctuation in the fair value of our mortgage servicing rights.  The variance in deposit related fees is the result of a 30-day waiver of overdraft charges as a result of the COVID-19 pandemic which resulted in a $0.7 million loss in revenue in April, in addition to a general decline in overdraft fees due to reduced activity during the pandemic.  Although overdraft fees have remained below normal, we have started to see improvement during the third quarter 2020.  Year-to-date noninterest income for the nine months ended September 30, 2020 at $39.3 million increased $2.5 million, or 6.8%, compared to the nine months ended September 30, 2019.

Noninterest Expense

Noninterest expense for the quarter ended September 30, 2020 of $29.5 million increased $1.6 million, or 5.6%, from prior quarter, but decreased $0.4 million, or 1.4%, from prior year same quarter.  The increase from prior quarter was primarily due to a $1.0 million increase in personnel expense and a $0.2 million increase in charitable contributions.  The increase in personnel expense included a $0.8 million increase in the cost of group medical and life insurance and a $0.1 million increase in salaries.  Year over year quarterly increases in personnel expense ($1.1 million) and FDIC insurance ($0.6 million) were offset by a $2.0 million decline in net other real estate owned expense.  The decline in net other real estate owned was the result of $3.3 million in fair market value adjustments year over year, partially offset by a $0.3 million increase in carrying costs.  Noninterest expense for the nine months ended September 30, 2020 was $3.4 million below the nine months ended September 30, 2019 as net other real estate owned expense decreased $2.3 million and personnel expense decreased $0.7 million year over year, with decreases of $1.3 million in bonuses and incentives and $0.4 million in the cost of group medical and life insurance, offset partially by an increase of $0.9 million in salaries.  The accruals for incentive payments are lower than prior year based on our current projected earnings for the year.

Balance Sheet Review

CTBI’s total assets at $5.0 billion decreased $2.4 million, or 0.2% annualized, from June 30, 2020 but increased $682.8 million, or 15.7%, from September 30, 2019.  Loans outstanding at September 30, 2020 were $3.6 billion, an increase of $19.1 million, an annualized 2.2%, from June 30, 2020 and $343.1 million, or 10.7%, from September 30, 2019.  We experienced increases during the quarter of $19.3 million in the indirect consumer loan portfolio, $6.4 million in the direct consumer loan portfolio, and $0.1 million in the residential loan portfolio, partially offset by a decrease of $6.7 million in the commercial loan portfolio.  The historically low mortgage loan rates have created a significant refinancing boom.  In the quarter ended September 30, 2020, we closed and delivered 670 secondary market mortgage loans for a total of $118.3 million compared to 160 loans totaling $20.9 million in the third quarter 2019.  Correspondingly, our total mortgage servicing portfolio increased by $74.7 million during the quarter to $561.0 million.  CTBI’s investment portfolio increased $208.7 million, or an annualized 111.8%, from June 30, 2020 and $299.1 million, or 45.9%, from September 30, 2019.  Deposits in other banks decreased $215.3 million from prior quarter but increased $46.2 million from prior year same quarter.  The decline in deposits in other banks is due to management’s decision to redeploy Federal Reserve funds into AFS securities during the quarter.  Deposits, including repurchase agreements, at $4.3 billion decreased $6.3 million, or an annualized 0.6%, from June 30, 2020 but increased $643.7 million, or 17.8%, from September 30, 2019.

Shareholders’ equity at September 30, 2020 was $644.4 million, a $12.6 million increase from the $631.8 million at June 30, 2020 and a $38.9 million increase from the $605.5 million at September 30, 2019.  CTBI’s annualized dividend yield to shareholders as of September 30, 2020 was 5.45%.

Asset Quality

CTBI’s total nonperforming loans, not including performing troubled debt restructurings, were $29.9 million, or 0.84% of total loans, at September 30, 2020 compared to $36.2 million, or 1.02% of total loans, at June 30, 2020 and $31.4 million, or 0.98% of total loans, at September 30, 2019.  Accruing loans 90+ days past due decreased $3.8 million from prior quarter and $2.3 million from September 30, 2019.  Nonaccrual loans decreased $2.5 million during the quarter but increased $0.8 million from September 30, 2019.  Accruing loans 30-89 days past due at $13.3 million decreased $0.3 million from prior quarter and $9.6 million from September 30, 2019.  Our loan portfolio management processes focus on the immediate identification, management, and resolution of problem loans to maximize recovery and minimize loss.

Our level of foreclosed properties at $15.6 million at September 30, 2020 was a $2.1 million decrease from the $17.7 million at June 30, 2020 and a $4.2 million decrease from the $19.8 million at September 30, 2019.  Sales of foreclosed properties for the quarter ended September 30, 2020 totaled $2.1 million while new foreclosed properties totaled $0.2 million.  The suspension of residential foreclosure actions as a result of COVID-19 has continued through the third quarter 2020.  At September 30, 2020, the book value of properties under contracts to sell was $3.1 million; however, the closings had not occurred at quarter-end.  Write-downs on foreclosed properties for the third quarter 2020 totaled $0.3 million compared to $0.3 million in the second quarter 2020 and $2.2 million in the third quarter 2019.  As disclosed in our Form 10-K for the year ended December 31, 2019, CTBI is required to dispose of any foreclosed property that has not been sold within 10 years.  As of September 30, 2020, four foreclosed properties with a total book value of $7.0 million had been held by us for at least nine years.

Net loan charge-offs for the quarter ended September 30, 2020 were $1.1 million, or 0.12% of average loans annualized, compared to $2.8 million, or 0.32%, experienced for the second quarter 2020 and $1.4 million, or 0.18%, for the third quarter 2019.  Of the net charge-offs for the quarter, $1.0 million were in commercial loans, $0.1 million were in direct consumer loans, and $0.1 million were in residential loans, partially offset by a recovery of $(0.1) million in indirect loans.  Year-to-date net charge-offs as of September 30, 2020 totaled $5.2 million, or 0.20% of average loans annualized, compared to $4.1 million, or 0.17% of average loans annualized at September 30, 2019.

Allowance for Credit Losses

The allowance for credit losses (ACL) increased by $1.4 million during the quarter ended September 30, 2020.  During the calculation of the allowance for credit losses (ACL) in the Current Expected Credit Loss model, management noted that the qualitative factors for current delinquency trends and our levels of nonperforming loans were driving a reduction in the overall calculation for our ACL.  Management remains concerned that these factors may have been artificially influenced by the current economic environment resulting from the COVID-19 pandemic and the number of loans that have received payment deferrals.  Given this uncertainty, management elected to increase the qualitative factors in our allowance model to offset this reduction and, in fact, increase the ACL by three basis points quarter over quarter.  As a result, allocations to the allowance for credit losses for the quarter ended September 30, 2020 totaled $2.4 million, an increase of $2.5 million from prior quarter and $1.2 million from prior year same quarter.  Our reserve coverage (allowance for credit losses to nonperforming loans) at September 30, 2020 was 160.7% compared to 129.0% at June 30, 2020 and allowance for loan and lease losses to nonperforming loans of 110.8% at September 30, 2019.  Our credit loss reserve as a percentage of total loans outstanding at September 30, 2020 increased to 1.35% from the 1.32% at June 30, 2020 and above the allowance for loan loss reserve incurred loss model of 1.08% from September 30, 2019.

Forward-Looking Statements

Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Community Trust Bancorp, Inc.’s (“CTBI”) actual results may differ materially from those included in the forward-looking statements. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” and “could.” These forward-looking statements involve risks and uncertainties including, but not limited to, economic conditions, portfolio growth, the credit performance of the portfolios, including bankruptcies, and seasonal factors; changes in general economic conditions including the performance of financial markets, prevailing inflation and interest rates, realized gains from sales of investments, gains from asset sales, and losses on commercial lending activities; the effects of the COVID-19 pandemic on our business operations and credit quality and on general economic and financial market conditions, as well as our ability to respond to the related challenges; results of various investment activities; the effects of competitors’ pricing policies, changes in laws and regulations, competition, and demographic changes on target market populations’ savings and financial planning needs; industry changes in information technology systems on which we are highly dependent; failure of acquisitions to produce revenue enhancements or cost savings at levels or within the time frames originally anticipated or unforeseen integration difficulties; and the resolution of legal  proceedings and related matters.  In addition, the banking industry in general is subject to various monetary, operational, and fiscal policies and regulations, which include, but are not limited to, those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Consumer Financial Protection Bureau, and state regulators, whose policies, regulations, and enforcement actions could affect CTBI’s results.  These statements are representative only on the date hereof, and CTBI undertakes no obligation to update any forward-looking statements made.

Community Trust Bancorp, Inc., with assets of $5.0 billion, is headquartered in Pikeville, Kentucky and has 70 banking locations across eastern, northeastern, central, and south central Kentucky, six banking locations in southern West Virginia, three banking locations in northeastern Tennessee, four trust offices across Kentucky, and one trust office in Tennessee.

Additional information follows.

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
September 30, 2020
(in thousands except per share data and # of employees)

	Three	Three	Three	Nine	Nine
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Interest income	$43,626	$44,968	$46,987	$133,293	$139,693
Interest expense	5,946	6,506	10,468	20,907	31,164
Net interest income	37,680	38,462	36,519	112,386	108,529
Loan loss provision	2,433	(49)	1,253	15,091	3,006

Gains on sales of loans	2,470	1,753	450	4,706	1,298
Deposit service charges	6,296	4,967	6,859	17,179	19,504
Trust revenue	2,692	2,569	2,725	8,145	8,065
Loan related fees	1,383	822	622	2,300	1,635
Securities gains (losses)	142	937	14	1,328	574
Other noninterest income	1,928	1,831	1,719	5,653	5,735
Total noninterest income	14,911	12,879	12,389	39,311	36,811

Personnel expense	16,137	15,153	15,020	46,321	47,066
Occupancy and equipment	2,724	2,624	2,807	8,054	8,158
Data processing expense	1,936	1,875	1,987	5,789	5,539
FDIC insurance premiums	295	294	(280)	736	266
Other noninterest expense	8,381	7,963	10,348	24,703	27,966
Total noninterest expense	29,473	27,909	29,882	85,603	88,995

Net income before taxes	20,685	23,481	17,773	51,003	53,339
Income taxes	3,238	3,829	2,504	7,325	4,807
Net income	$17,447	$19,652	$15,269	$43,678	$48,532

Memo: TEQ interest income	$43,815	$45,149	$47,170	$133,832	$140,288

Average shares outstanding	17,746	17,739	17,726	17,746	17,720
Diluted average shares outstanding	17,752	17,742	17,743	17,753	17,733
Basic earnings per share	$0.98	$1.11	$0.86	$2.46	$2.74
Diluted earnings per share	$0.98	$1.11	$0.86	$2.46	$2.74
Dividends per share	$0.385	$0.380	$0.380	$1.145	$1.100

Average balances:
Loans	$3,539,520	$3,461,505	$3,188,446	$3,421,749	$3,187,540
Earning assets	4,768,869	4,559,670	4,061,410	4,475,200	4,032,753
Total assets	5,035,874	4,837,293	4,341,985	4,752,895	4,316,483
Deposits, including repurchase agreements	4,276,496	4,096,647	3,617,671	4,002,194	3,604,780
Interest bearing liabilities	3,238,474	3,094,931	2,857,468	3,060,851	2,851,830
Shareholders' equity	642,306	624,111	604,271	630,320	589,139

Performance ratios:
Return on average assets	1.38%	1.63%	1.40%	1.23%	1.50%
Return on average equity	10.81%	12.66%	10.02%	9.26%	11.01%
Yield on average earning assets (tax equivalent)	3.66%	3.98%	4.61%	3.99%	4.65%
Cost of interest bearing funds (tax equivalent)	0.73%	0.85%	1.45%	0.91%	1.46%
Net interest margin (tax equivalent)	3.16%	3.41%	3.59%	3.37%	3.62%
Efficiency ratio (tax equivalent)	55.99%	55.17%	60.89%	56.72%	61.32%

Loan charge-offs	$2,268	$3,809	$2,316	$8,492	$7,168
Recoveries	(1,187)	(1,047)	(876)	(3,251)	(3,065)
Net charge-offs	$1,081	$2,762	$1,440	$5,241	$4,103

Market Price:
High	$35.09	$37.07	$44.22	$46.87	$44.22
Low	$28.00	$26.45	$38.05	$26.45	$38.03
Close	$28.26	$32.76	$42.58	$28.26	$42.58

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
September 30, 2020
(in thousands except per share data and # of employees)

	As of	As of	As of
	September 30, 2020	June 30, 2020	September 30, 2019
Assets:
Loans	$3,557,899	$3,538,770	$3,214,785
Loan loss reserve	(47,986)	(46,634)	(34,811)
Net loans	3,509,913	3,492,136	3,179,974
Loans held for sale	20,125	28,987	1,943
Securities AFS	949,089	740,479	649,976
Securities HTM	-	-	517
Equity securities at fair value	2,212	2,093	1,743
Other equity investments	15,010	15,295	15,681
Other earning assets	201,651	416,980	155,441
Cash and due from banks	58,206	63,194	68,472
Premises and equipment	42,115	42,810	44,223
Right of use asset	13,536	13,867	14,702
Goodwill and core deposit intangible	65,490	65,490	65,490
Other assets	143,074	141,510	139,501
Total Assets	$5,020,421	$5,022,841	$4,337,663

Liabilities and Equity:
Interest bearing checking	$78,989	$77,518	$54,365
Savings deposits	1,667,120	1,696,805	1,385,188
CD's >=$100,000	533,103	537,124	533,019
Other time deposits	511,106	550,989	567,401
Total interest bearing deposits	2,790,318	2,862,436	2,539,973
Noninterest bearing deposits	1,103,863	1,109,873	849,582
Total deposits	3,894,181	3,972,309	3,389,555
Repurchase agreements	367,788	296,007	228,755
Other interest bearing liabilities	60,641	59,246	64,162
Lease liability	14,257	14,550	15,286
Other noninterest bearing liabilities	39,104	48,882	34,387
Total liabilities	4,375,971	4,390,994	3,732,145
Shareholders' equity	644,450	631,847	605,518
Total Liabilities and Equity	$5,020,421	$5,022,841	$4,337,663

Ending shares outstanding	17,802	17,795	17,777

30 - 89 days past due loans	$13,324	$13,666	$22,927
90 days past due loans	17,989	21,799	20,330
Nonaccrual loans	11,880	14,358	11,090
Restructured loans (excluding 90 days past due and nonaccrual)	67,500	59,823	60,413
Foreclosed properties	15,586	17,675	19,833

Common equity Tier 1 capital	17.25%	17.21%	17.03%
Tier 1 leverage ratio	12.65%	12.92%	13.84%
Tier 1 risk-based capital ratio	18.94%	18.93%	18.82%
Total risk based capital ratio	20.19%	20.18%	19.93%
Tangible equity to tangible assets ratio	11.68%	11.42%	12.64%
FTE employees	966	979	1,001